Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Separation Agreement”) between CECO Environmental Corp. (the “Company”) and Jeffrey Lang (“you” and similar words) sets forth certain terms of your separation from the Company as required under the Executive Employment Agreement, dated February 15, 2010, between the Company and you, as amended (the “Employment Agreement”), in order to receive certain separation payments and benefits, as set forth in detail below.

By signing this Separation Agreement, you and the Company agree as follows:

1.Status of Employment

You agree that you will terminate from your position as Chief Executive Officer of the Company effective February 1, 2017 (the “Separation Date”) and such termination shall be treated as set forth in Paragraph 2 of this Separation Agreement.  You also agree that, as of the Separation Date, you resign from all positions you hold as a director of the Company and as an officer, employee or director of the Company’s subsidiaries and affiliates, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates.

2.Severance Benefits

In consideration for you signing this Separation Agreement and the General Release required under Section 8(c)(ii)(B) of the Employment Agreement (the “Release”) no earlier than the Separation Date and no later than 21 days following the Separation Date, and letting the Release become effective as set forth in the Release, for purposes of your Employment Agreement and this Separation Agreement, your separation from the Company will be deemed a termination of your employment without Cause (as defined in the Employment Agreement), and you will receive the payments and benefits as specified on Exhibit A attached hereto, all subject to applicable tax withholding (the “Severance Benefits”).  The Severance Benefits will be in full satisfaction of any amounts due under the Employment Agreement and other compensation arrangements of the Company. You acknowledge that the Severance Benefits are greater than what you would be legally entitled to receive in the absence of this Separation Agreement.

3.Right of First Refusal

Notwithstanding anything in this Separation Agreement to the contrary, before any shares of the Company’s common stock (“Shares”) you acquire upon exercise of a stock option granted by the Company may be sold or otherwise transferred by you (including transfer by gift or operation of law), the Company shall have a right of first refusal to purchase such shares on the terms and conditions set forth in this Paragraph.  You shall deliver to the Company a written notice (the “Notice”) stating your intention to sell or otherwise transfer such Shares and the number of Shares to be sold or transferred, and you shall offer the Shares to the Company at their then

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current fair market value.  At any time within one business day after receipt of the Notice, the Company may, by giving written notice to you, elect to purchase all, but not less than all, of the Shares proposed to be sold or transferred, at the then current fair market value of the Shares.  If the Company makes such an election, payment of the purchase price for the Shares shall be made by the Company in cash.  If the Shares proposed in the Notice to be sold or transferred are not purchased by the Company as provided in this Paragraph, then you may sell or otherwise transfer such Shares, provided that such sale or other transfer is consummated within two (2) business days after the date of the Notice.  If the Shares described in the Notice are not sold or transferred within such period, a new Notice shall be given to the Company, and the Company shall again be offered this right of first refusal before any Shares held by you may be sold or otherwise transferred.

By signing this Separation Agreement, you acknowledge that you will comply with any applicable black-out periods or trading restrictions under any applicable Company insider trading policy as in effect from time to time with respect to any Shares you hold.

4.Restrictive Covenants

By signing this Separation Agreement, you reaffirm that you will continue to abide by the covenants set forth in Sections 8, 9 and 10 of the Employment Agreement, which expressly survive the termination of your employment without Cause.

5.Limitations

Nothing in this Separation Agreement, the Employment Agreement or the Release shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement, the Employment Agreement or the Release could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

6.Other Acknowledgements

You understand that nothing in this Separation Agreement or the Release prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws.  By executing this Separation Agreement you represent that, as of the date you sign this Separation Agreement, no claims, lawsuits, or charges have been filed by you or on your behalf against the Company, its affiliates, any of its or their respective subsidiaries or any of its or their respective officers, directors, managers, employees, agents, attorneys, or successors and assigns (the “Released Parties”).  You acknowledge and agree that you have in a timely manner received or waived all applicable notices required under the Employment Agreement in connection with the termination of your

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employment with the Company.  The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s Certificate of Incorporation, By-Laws, or other corporate governing law or instruments.

7.Certain Claims

To the extent permitted under Section 409A of the Internal Revenue Code, the amounts owing to you under this Separation Agreement shall be subject to set-off, counterclaim or recoupment for amounts owed by you to the Company or its affiliates.  You will be entitled to recover actual damages if the Company breaches this Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement.  Failure by either party to enforce any term or condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

8.No Re-Employment

You understand that your employment with the Company terminated on the Separation Date.  You agree that you will not seek or accept employment with the Company, including assignment to or on behalf of the Company as an independent contractor or through any third party, and the Company has no obligation to consider you for any future employment or assignment.

9.Review of Separation Agreement

This Separation Agreement is important.  You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor.  If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated.  The payments and benefits specified in this Separation Agreement are contingent on your signing this Separation Agreement and the Release no earlier than the Separation Date and no later than 21 calendar days following the Separation Date, and not revoking the Release.

10.Return of Property

You affirm that you have, or will within a reasonable time after the date of this Separation Agreement, returned to the Company all Company Property, as described more fully below.  “Company Property” includes company-owned motor vehicles, equipment, supplies and documents.  Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including

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copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property.

11.Future Cooperation

You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business.  You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future.  Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company.  The Company agrees to pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy as in effect from time to time.

12.Non-Disparagement

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Released Parties, the Company or any past, present or future parents, subsidiaries or affiliates of the Company (the “CECO Companies”), their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement.  This Paragraph does not apply to truthful testimony compelled by applicable law or legal process.  Nothing in this Agreement will prevent or be deemed to prevent you from filing a charge or complaint with, reporting possible violations of law or regulation, making disclosures to, and/or from participating in an investigation or proceeding conducted by, the Securities and Exchange Commission, and/or any federal, state or local agency charged with the enforcement of any laws.

13.Tax Matters

By signing this Separation Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Severance Benefits, all amounts payable to you under this Separation Agreement will be subject to applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Separation Agreement or the Severance Benefits.

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14.Nature of Agreement

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company or CECO Companies.  This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.  This Separation Agreement and the Release contains the entire agreement between the Company, other CECO Companies and you regarding your departure from the Company, except that all post-employment covenants contained in the Employment Agreement remain in full force and effect.  The Severance Benefits are in full satisfaction of any severance benefits under the Employment Agreement and of any other compensation arrangements between you and the Company. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you.  Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Ohio, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Ohio.  The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement.  Nothing in this Separation Agreement shall be binding on the parties to the extent it is void or unenforceable.  The provisions of this Separation Agreement are severable.  If any provision of this Separation Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

JEFFREY LANG

_____________/s/ Jeffrey Lang_________

Date: _____________February 1, 2017______

CECO ENVIRONMENTAL CORP.

By:   /s/ Jason DeZwirek___________________

Name: ____Jason DeZwirek_____________

Title: __Chairman of the Board of Directors

Date: ________February 1, 2017__________

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Exhibit A

Severance and Other Benefits1

1.	Severance benefits under the Employment Agreement, which severance benefits consist of the following (as further described in, and qualified by reference to, the Employment Agreement):

o	Your Accrued Rights, which consist of the following:
1.	Base Salary through the Separation Date;
2.

reimbursement, within 30 days following submission by you to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by you in accordance with Company policy prior to the Separation Date; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the Separation Date;

3.	accrued and unused vacation that the Company is legally obligated to pay to you; and
4.	such Employee Benefits, if any, as to which you may be entitled under the employee benefit plans as described in Section 6 of the Employment Agreement.
o	Subject to your continued compliance with the provisions of Sections 9 and 10 of the Employment Agreement:
1.

continued payment of Base Salary ($575,000 per annum) in accordance with the Company’s normal payroll practices, as in effect on the Separation Date, for a period of twelve (12) months following the Separation Date;

2.

continuation of medical benefits under the Company’s current medical plans at the same level provided by the Company on the Separation Date, for a period of twelve (12) months; provided that such medical benefits shall end earlier if you become eligible to participate in a medical plan offered by a subsequent employer; and

3.

payment of your Annual Bonus for the Company’s 2016 fiscal year, based upon actual performance results for the full fiscal year, and using as your target Annual Bonus the percentage of Base Salary applicable to your Annual Bonus for the Company’s 2016 fiscal year, which payment shall equal $575,000, payable as soon as practicable following the end of the Company’s 2016 fiscal year, but in all cases within the later of (i) 2.5 months after the end of the 2016

[1]

Except as otherwise expressly provided, all benefits are to be paid or provided in the manner and at the time specified in the applicable plan or agreement, or as required under applicable law.  Capitalized terms used in this Exhibit A without definitions have the meanings ascribed to such terms in the Employment Agreement.

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fiscal year or (ii) 30 days after the completion of an external audit to the satisfaction of the Compensation Committee of the Company’s Board of Directors, but in no event later than 2.5 months after the end of the calendar year in which such Annual Bonus vests.

4.

In addition, the Stock Options held by you to the extent such Stock Options have already vested and become exercisable, will remain exercisable for a period of ninety (90) days from the Separation Date, after which date all Stock Options will expire.

2.	Payment of a lump sum cash transition bonus in an amount equal to $250,000, payable at the same time as the 2016 fiscal year Annual Bonus (as described in item 1 above) is paid.
3.

Except as provided in item 1 above with respect to Stock Options, all outstanding equity awards will be subject to treatment in accordance with the plan and grant agreements pursuant to which such awards were granted.

4.

Any payment under this Exhibit A that is not made during the period following the Separation Date because you have not executed the Release, shall be paid to you in a single lump sum on the first payroll date following the last day of any applicable revocation period after you execute the Release, provided that you execute and do not revoke the Release in accordance with the requirements of the Separation Agreement.

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